Record Third Quarter 2018 Revenue Announced by Reading International

➢ Quarterly Revenue of $74.3 million represents the highest third quarter on record.

Earnings Call Webcast to Discuss 2018 Third Quarter Financial Results

Scheduled to Post to Corporate Website on

Friday, November 9, 2018

Culver City, California - (BUSINESS WIRE) November 7, 2018: Reading International, Inc. (NASDAQ: RDI) today announced record revenue for the quarter ended September 30, 2018. Our Company reported Basic Earnings per Share (“EPS”) of $0.06 and $0.41, for the quarter and nine months ended September 30, 2018, respectively.  Cinema segment revenues for the three and nine months of 2018 were particularly strong at $70.7 million and $223.1 million, compared to $62.1 million and $196.1 million for the three and nine months of 2017.

Ellen Cotter, Chair, President and Chief Executive Officer said, “The third quarter represented another growth period for Reading as we continued to build on our strong momentum from the second quarter. Our results were driven by the continued execution of our strategic plan and we achieved superior operational execution. Ongoing capital improvements and refurbishments continue to elevate the guest experience in our cinema business. The strong film product and successful launch of our first dine-in concept, “Spotlight,” contributed to our results and increased interest in our enhanced U.S. food and beverage offerings.”

Consolidated revenue for the third quarter of 2018, increased by 12%, or $8.1 million, compared to the third quarter of 2017, primarily driven by: (i) increases in attendance in our U.S., Australian and New Zealand Cinemas, (ii) the U.S. Cinema’s increase in average ticket price, and (iii) the opening of our new state-of-the-art eight screen Reading Cinema on December 14, 2017 at Newmarket Village located in a Brisbane suburb in Australia. These results were achieved notwithstanding a 7.4% decline in the Australian Dollar and an 8.5% decline in the New Zealand Dollar for the quarter ended September 30, 2018, compared to the quarter ended September 30, 2017.

The following table summarizes the third quarter and first nine months results of the year 2018 and 2017:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in millions, except EPS)	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Revenue	$74.3	$66.1	12%	$234.4	$208.0	13%
- US	40.8	28.5	43%	124.9	105.1	19%
- Australia	26.0	28.0	(7)%	84.9	80.6	5%
- New Zealand	7.5	9.6	(22)%	24.6	22.3	10%
Operating expense	$(69.7)	$(62.4)	12%	$(215.5)	$(191.0)	13%
Segment operating income (1)	$9.5	$8.3	14%	$35.9	$31.3	15%
Net income(2)	$1.3	$1.6	(19)%	$9.4	$23.7	(60)%
EBITDA (1)	$10.4	$8.1	28%	$35.9	$49.4	(27)%
Adjusted EBITDA (1)	$10.9	$8.2	33%	$39.0	$41.3	(6)%
Basic EPS (2)	$0.06	$0.07	(14)%	$0.41	$1.02	(60)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

•

Operating Results: For the quarter ended September 30, 2018, we achieved revenue of $74.3 million, up $8.2 million from the prior year. Our operating results benefitted from the strong performance of our U.S. cinema operations and set a third quarter record.

•	Capex program: During the third quarter of 2018, we invested $8.9 million in capital improvements, continuing our investment in the upgrading of select cinemas and real estate properties.

•

Cinema activities: During the third quarter of 2018, we saw the benefit in performance as a result of the completed renovations at four U.S. theaters: our Reading Cinemas in Murrieta, CA and Manville, NJ and our Consolidated Theatres at Ward Village, HI, and Pearlridge Mall, HI. We continue to upgrade our food and beverage (“F&B”) offerings and, as of September 30, 2018, we have obtained liquor licenses for 25 of our existing cinemas in the U.S., Australia and New Zealand; currently we have six applications for liquor licenses in the U.S. Since 2017, we have converted (or are in the process of conversion), 63 of our 245 U.S. auditoriums to luxury recliner seating.  Our cinema pipeline includes three new cinemas in Australia that have been approved by our Board of Directors and which we anticipate bringing on line between 2019 and 2021. In addition to the above:

Mililani Town Center (Hawaii, USA) – During the quarter, we started a complete “top to bottom” major renovation in phases at our Consolidated Theatre in Mililani. Upon completion, all of the 14-screen auditoriums will feature luxury recliner seating. Additionally, a TITAN LUXE screen will be added and an elevated F&B offering will be completed in phases, with an anticipated opening during the 2018 holiday season.

RedYard, Auburn (Australia) – We have recently completed the upgrade of our Reading Cinemas at RedYard in Auburn.  We converted three screens to our Premium offer with recliners. In addition, we completed the upgrade of one screen to a TITAN LUXE with recliners.

We achieved a record third quarter in our online ticket sales in Australia and the United States led by “Crazy Rich Asians” and “Ant-Man and the Wasp” exceeding previous third quarter records by as much as 149% in the U.S.  With the continued improvements of our websites and apps in the U.S. and improved online sales infrastructure to better serve high sales volume, we set a third quarter record with online sales consisting of 20% of our global box office revenue, which is a 25% increase from our last third quarter.

•	Real estate activities:

▪

Purchase of Land in Townsville, Australia – On June 13, 2018, we acquired a 163,000 square foot (15,150 square meter) parcel of land at our Cannon Park ETC, in connection with the restructuring of our relationship with the adjacent land owner. Prior to the restructuring, this parcel was commonly owned by us and the adjoining land owner. In the restructuring, the adjoining land owner conveyed to us its interest in the parcel for AU$1. We granted the adjoining land owner certain access rights with respect to that parcel.

▪

Purchase of Property in Auburn, Australia – On June 29, 2018, we purchased a property for $3.5 million (AU$4.5 million) in Auburn (Sydney area), Australia. The property, which borders our Redyard ETC in Auburn on three sides to the east, west and south, consists of an approximately 16,830 square foot building located on an estimated 20,870 square foot lot, and is subject to a lease to the Telstra Corporation through September 2022.  This will allow us time to plan for the efficient integration of the property into our ETC.  Including this acquisition, our Redyard ETC represents approximately 519,992 square feet (48,309 square meters) of land, with approximately 1,620 feet (498 meters) of uninterrupted frontage to Parramatta Road, a major Sydney arterial motorway. The final settlement payment was made in early October 2018.

▪

Expansion of Newmarket Village located in an affluent suburb of Brisbane, Australia – In December 2017, we opened our eight-screen Reading Cinema with TITAN LUXE, including 10,150 square feet of additional retail space and 124 additional parking spaces. As of September 30, 2018, approximately 93% of this new retail space has been leased.

▪

Belmont (Perth, Australia) – For the first nine-months of 2018, we continued with the re-positioning of the Belmont Common, ETC in Belmont (a suburb of Perth), which features new F&B offerings and a Reading Cinema with TITAN XC. During the latter part of the second quarter of 2018, the Asian inspired Tao Café (with approximately 3,190 square feet) opened joining our existing restaurants, Dome Café and Tavolo.

▪

Manukau Land Rezoning (Auckland, New Zealand) – We own two parcels in Manukau comprising 64.0 acres zoned for light industrial use and 6.4 acres zoned for heavy industrial use. Now that our zoning enhancement goal has been achieved, we are reviewing our options with respect to the value realization opportunities and commercial exploitation of this asset. We see this property as a future value realization opportunity. This tract is adjacent to the Auckland Airport in a growing industrial market which has recently been expanding toward our property. We are currently working with adjoining landowners to develop an infrastructure plan for the approximately 355 acres of rezoned land of which our property is a significant part.

▪

Minetta Lane Theatre (New York, USA)  – In February 2018, we entered into a one-year license agreement with Audible, Inc. a subsidiary of Amazon, at the Minetta Lane Theatre.  We understand that Audible intends to produce one to two character plays, from which it will record audio productions available through Audible.

▪

Redevelopment of 44 Union Square Property (New York, USA) – At the beginning of January 2016, we ceased our live theatre business at our Union Square property in New York, terminated all tenant leases and prepared the property for redevelopment.  Accordingly, this property is no longer treated as an operating property. We anticipate that the 73,000 square foot redevelopment project in Union Square will be ready for the commencement of tenant fit-out in the first quarter of 2019. Retail and office leasing interest to date has been strong and we are currently in discussions with a number of quality tenants. This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA (Building Owners and Managers Association) adjustments and subject to lease negotiations and the final tenant mix.

▪

Cinema 1,2,3 Redevelopment (New York, USA) –  In June 2017, we entered into an exclusive dealing and pre-development agreement with our adjoining neighbors, 260-264 LLC, to jointly develop the properties, currently home to Cinemas 1,2,3 and Anassa Taverna.  While this agreement has expired, we both (i) remain open to the common development of these properties given the synergies and value creation opportunities of the joint development and (ii) have been and will continue to evaluate alternative opportunities for the property.

DEFENSE JUDGMENT IN DERIVATIVE LITIGATION

Since 2015, our Company and our directors (other than Mr. James J. Cotter, Jr.) have been the target of two purported derivative actions, one brought by Mr. Cotter, Jr., (the “Cotter, Jr., Derivative Action”) and the other brought by a group of outside stockholders (the “T2 Derivative Action”).  These actions are described in detail in our quarterly report filed on form 10-Q for the quarter ended September 30, 2018.

The plaintiffs in the T2 Derivative Action, after detailed discovery, dismissed their claim in mid-2016, noting in a joint press release with our Company in July of that year that:  "We are pleased with the conclusions reached by our investigations as Plaintiff Stockholders and now firmly believe that the Reading Board of Directors has and will continue to protect stockholder interests and will continue to work to maximize shareholder value over the long-term.  We appreciate the Company's willingness to engage in open dialogue and are excited about the Company's prospects. Our questions about the termination of James Cotter, Jr., and various transactions between Reading and members of the Cotter family-or entities they control-have been definitively addressed and put to rest. We are impressed by measures the Reading Board has made over the past year to further strengthen corporate governance.  We fully support the Reading Board and management team and their strategy to create stockholder value.”

Mr. Cotter, Jr., determined to continue with his action. The Nevada District Court in July, 2018, dismissed all of the remaining claims asserted by Mr. Cotter, Jr., in the Cotter, Jr., Derivative Action and on October 1, 2018 awarded our Company costs.   While the Nevada District Court’s final cost order has not been issued, we estimate that such cost judgment, as articulated by the Nevada District Court from the bench, is in excess of $1.5 million.

SEGMENT RESULTS

The following table summarizes the third quarter and first nine months of the year segment operating results for 2018 and 2017:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Segment revenue
Cinema
United States	$40,038	$32,199	24%	$122,437	$101,858	20%
Australia	23,659	22,902	3%	77,513	73,284	6%
New Zealand	6,974	6,958	—%	23,159	20,921	11%
Total	$70,671	$62,059	14%	$223,109	$196,063	14%
Real estate
United States	$805	$1,179	(32)%	$2,410	$3,223	(25)%
Australia	3,847	3,823	1%	12,305	11,312	9%
New Zealand	1,119	1,063	5%	3,489	3,016	16%
Total	$5,771	$6,065	(5)%	$18,204	$17,551	4%
Inter-segment elimination	(2,181)	(2,008)	(9)%	(6,918)	(5,575)	(24)%
Total segment revenue	$74,261	$66,116	12%	$234,395	$208,039	13%
Segment operating income
Cinema
United States	$2,310	$693	233%	$10,008	$4,790	109%
Australia	4,678	4,896	(4)%	16,642	16,812	(1)%
New Zealand	1,214	1,114	9%	4,333	3,979	9%
Total	$8,202	$6,703	22%	$30,983	$25,581	21%
Real estate
United States	$(154)	$55	(380)%	$(514)	$350	(247)%
Australia	980	1,474	(34)%	4,071	4,487	(9)%
New Zealand	434	49	786%	1,339	847	(58)%
Total	$1,260	$1,578	(20)%	$4,896	$5,684	(14)%
Total segment operating income (1)	$9,462	$8,281	14%	$35,879	$31,265	15%

“nm” – not meaningful for further analysis

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Third Quarter Results:

Cinema segment operating income increased by 22%, or $1.5 million, to $8.2 million for the quarter ended September 30, 2018 compared to September 30, 2017, primarily driven by increased operating income in the U.S. due to increased attendance, higher average ticket price (“ATP”) and higher spend per patron (“SPP”).

•

Revenue in the United States increased by 24%, or $7.8 million, due to a 19% increase in attendance, a 9% increase in ATP and a 1% increase in SPP.  These changes are primarily due to the strong film product coupled with returns realized from improvements from our continuous capital improvements at several of our theaters, and the introduction of “Spotlight”.  For the U.S. Cinema segment, the quarter ended September 2018 had the highest third quarter revenue on record.

•	Australia’s cinema revenue increased by 3%, or $0.8 million, primarily due to a 9% increase in attendance, offset by an 8% decrease in SPP and the unfavorable impact of foreign currency movements.

•

While the attendance of our New Zealand cinema operations has increased 6% versus the same period in 2017, our New Zealand revenue remained flat over the prior year due to a decrease in other income and by the unfavorable impact of foreign currency movements.

The top three grossing films for the third quarter of 2018 were “Crazy Rich Asians,” “Ant-Man and the Wasp,” and “Mission Impossible – Fallout,” representing approximately 24% of Reading’s worldwide admission revenues for the quarter. The top three grossing films in the third quarter of 2017 for Reading’s worldwide cinema circuits were “Spider-Man: Homecoming,” “It,” and “Dunkirk,” which represented approximately 29% of Reading’s admission revenues for the third quarter of 2017.

Nine-Month Results:

Cinema segment operating income increased 21%, or $5.4 million, to $31.0 million for the nine months ended September 30, 2018 compared to September 30, 2017, primarily driven by cinema operating income growth of 109%, or $5.2 million in the U.S. market.  In addition, the re-opening of our Courtenay Central Cinema in Wellington, New Zealand contributed to the overall operating income as well as increases in ATP and SPP across all three countries.  Operating income was adversely impacted by the declining value of the Australian and New Zealand Dollar compared to the U.S. Dollar.

•	Revenue in the United States increased by 20%, or $20.6 million, due to a 12% increase in attendance, 10% increase in ATP, and a 3% increase in SPP.

•

Australia’s cinema revenue increased by 6%, or $4.2 million, primarily due to a 6% increase in ATP, a 3% increase in SPP, and a 2% increase in attendance, offset by the unfavorable impact of foreign currency movements.

•

New Zealand cinema revenue increased by 11%, or $2.2 million, as a result of the 14% increase in attendance, a 4% increase in SPP, and a 1% increase in ATP, predominantly due to the re-opening of Courtenay Central, offset by the business interruption proceeds recognized in 2017 and further offset by the unfavorable impact of foreign currency movements.

The top three grossing films for the nine months of 2018 were “Avengers: Infinity War,” “Black Panther,” and “Incredibles2,” representing approximately 18% of Reading’s worldwide admission revenues, compared to the top three grossing films a year ago: “Beauty and the Beast,” “Wonder Woman,” and “Guardians of the Galaxy Vol. 2,” which represented approximately 14% of our admission revenues for the same period in 2017.

Real Estate

Third Quarter and Nine-Month Results:

Real estate segment operating income decreased by 20%, or $0.3 million, to $1.3 million for the quarter ended September 30, 2018 compared to September 30, 2017.  For the nine months ended September 30, 2018, the real estate segment operating income decreased by 14%, or $0.8 million, to $4.9 million, compared to the same period in 2017.   This was primarily attributable to our lower Live Theater revenue compared to prior year when we recorded the settlement payment related to the STOMP arbitration ($1.1 million), as well as the absence of the business interruption insurance proceeds, which were recorded in the second quarter of 2017 in New Zealand.  These decreases were offset by increases in operating revenue from (i) our Newmarket ETC, which is mainly related to our new tenants, and (ii) Courtenay Central ETC due to the full year of operations in 2018 compared to only two quarters of operation in 2017.

CONSOLIDATED AND NON-SEGMENT RESULTS

The third quarter and first nine-month consolidated and non-segment results for 2018 and 2017 are summarized as follows:

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Segment operating income	$9,462	$8,281	14%	$35,879	$31,264	15%
Non-segment income and expenses:
General and administrative expense	(4,831)	(4,506)	(7)%	(16,717)	(13,931)	(20)%
Interest expense, net	(1,748)	(1,663)	(5)%	(5,132)	(5,310)	3%
Gain on sale of assets	—	—	n/a	—	9,417	100%
Gain on insurance recoveries	—	—	n/a	—	9,217	100%
Other	(142)	117	nm	81	1,270	94%
Total non-segment income and expenses	$(6,721)	$(6,052)	(11)%	$(21,768)	$663	3,383%
Income before income taxes	2,741	2,229	23%	14,111	31,927	56%
Income tax expense	(1,482)	(750)	(98)%	(4,618)	(8,316)	44%
Net income	$1,259	$1,479	(15)%	$9,493	$23,611	(60)%
Less: net income attributable to noncontrolling interests	(38)	(98)	nm	88	(66)	nm
Net income attributable to RDI common stockholders	$1,297	$1,577	(18)%	$9,405	$23,677	(60)%

“nm” – not meaningful for further analysis

Third Quarter and First Nine-Month Net Results

Net income attributable to RDI common stockholders decreased by 18% or $0.3 million to $1.3 million.  Basic EPS for the quarter ended September 30, 2018 decreased by $(0.01) to $0.06 from the prior-year quarter, mainly attributable to an increase in income tax expense and general and administrative expenses.

Net income attributable to RDI common stockholders decreased by 60%, or $14.3 million, to $9.4 million for the nine months ended September 30, 2018 compared to the same period prior year.  Basic EPS for the first nine-months of 2018 decreased by $0.61 to $0.41 from the prior-year period, mainly attributable to the one-time gain on Wellington insurance recoveries and Burwood gain on sale of assets recognized for the nine-months ended September 30, 2017.

Non-Segment General & Administrative Expenses

Non-segment general and administrative expense for the quarter and nine months ended September 30, 2018 compared to the same period of the prior year increased by 7% or $0.3 million and 20% or $2.8 million, respectively.  The quarterly increase mainly relates to higher payroll and bonus related expenses (attributable to reversals in 2017 for prior year incentive compensation accruals not deemed necessary), offset by a reduction in total legal fees for the quarter ending September 30, 2018 compared to the same period last year.  For the nine months ending September 30, 2018 compared to the same period in 2017, the increase is related to payroll and legal expenses incurred on the Derivative Litigation, the Cotter Employment Arbitration and other Cotter litigation matters and higher compensation costs, due to headcount and the timing of annual salary increases as well as timing of recording increases in variable compensation costs.

Litigation

Costs of the Cotter, Jr., Derivative Action, the Cotter, Jr., Employment Arbitration and other related Cotter, Jr., litigation matters for the nine months ended September 30, 2018, ended were $3.1 million, compared to $1.1 million for the same period in 2017, as our Company and our directors prepared for trial in 2018 and prepared motions for summary judgment which were subsequently granted.  For the quarter ended September 2018, there was a similar increase in legal fees ($505,000 compared to $82,000) to the same period last year, due principally to costs associated with taking final depositions and preparing for the hearing (held in October, 2018) of the Cotter, Jr., Employment Arbitration, and our motions to recover costs and attorney’s fees in the derivative action.    Going forward, the costs with regard to the Cotter, Jr., Derivative Action will, at least in the near term, be limited to the defense of Mr. Cotter, Jr.’s appeal of the Nevada District Courts’ determinations and the costs of any appeals that we may bring.

Gain on Sale of Assets

$9.4 million represented our full recognition of the transaction gain triggered by the installment payment from the buyer of our Burwood property in Australia, which was recognized in the second quarter of 2017.

Gain on Insurance Proceeds

$9.2 million represented the gain recognized in 2017 on the final insurance settlement proceeds relating to the earthquake damage to our Courtenay Central parking structure (excluding business interruption insurance payments).

Income Tax Expense

Income tax expense for the quarter ended September 30, 2018, increased $0.7 million compared to the same quarter prior year.  A large part of the increase in tax expense for the third quarter 2018 compared to the same quarter of the prior year is due to increases in the taxes related to recently released IRS guidance regarding the Global Intangible Low-taxed Income (GILTI).  Income tax expense for the nine months ended September 30, 2018 decreased by $3.7 million compared to the equivalent prior-year period.  The decrease for the nine months ended September 30, 2018 is primarily related to lower pretax income and the reduction of U.S. statutory corporate tax rate as the result of the Tax Act, partially offset by higher tax rates overseas and non-taxable insurance proceeds received in 2017.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $12.3 million, to $435.7 million at September 30, 2018, compared to $423.4 million at December 31, 2017. This was primarily driven by increases in our operating and investment properties relating to capital enhancements in our existing cinemas and capital investments relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, and (ii) the expansion of our Newmarket Village in Brisbane, Australia.  These were offset by a reduction in our foreign-operation asset values due to a decrease in the foreign exchange rates relative to the U.S. dollar.  Available cash resources generated from operations and proceeds received from borrowings funded these capital investments.

Cash and cash equivalents at September 30, 2018 were $15.7 million, including approximately $8.5 million in the U.S., $2.9 million in Australia, and $4.3 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we collect cash from (i) our cinema business when selling tickets and food and beverage items, and (ii) rental income typically received in advance; we utilize these collections, to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This cash management generates a temporary working capital deficit, which is positive for the Company. We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew and extend our credit facilities will provide sufficient liquidity in the upcoming year.

The table below presents the changes in our total available resources (cash and borrowings), debt-to-equity ratio, working capital and other relevant information addressing our liquidity for the nine months ended September 30, 2018 and preceding four years:

	As of and for the 9-Months Ended	Year Ended December 31
($ in thousands)	9/30/2018	2017	2016	2015	2014
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$15,714	$13,668	$19,017	$19,702	$50,248
Unused borrowing facility	101,086	137,231	117,599	70,134	45,700
Restricted for capital projects(1)	43,591	62,280	62,024	10,263	—
Unrestricted capacity	57,495	74,951	55,575	59,871	45,700
Total resources at period end	116,800	150,899	136,616	89,836	95,948
Total unrestricted resources at period end	73,209	88,619	74,592	79,573	95,948
Debt-to-Equity Ratio
Total contractual facility	$268,176	$271,732	$266,134	$207,075	$201,318
Total debt (gross of deferred financing costs)	167,090	134,501	148,535	130,941	164,036
Current	3,175	8,109	567	15,000	38,104
Non-current	163,915	126,392	147,968	115,941	125,932
Total book equity	179,863	181,618	146,890	138,951	133,716
Debt-to-equity ratio	0.93	0.74	1.01	0.94	1.23
Changes in Working Capital
Working capital (deficit)	$(24,626)	$(46,971)	$6,655	$(35,581)	$(15,119)
Current ratio	0.55	0.42	1.10	0.51	0.84
Capital Expenditures (including acquisitions)	$50,118	$76,708	$49,166	$53,119	$14,914

(1)

This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of September 30, 2018:

	As of September 30, 2018
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$34,000	$21,000	$—	$21,000
Bank of America Line of Credit (USA)	5,000	1,500	3,500	—	3,500
Union Square Construction Financing (USA)	57,500	25,852	31,648	31,648	—
NAB Corporate Term Loan (AU) (1)	48,133	38,361	9,772	—	9,772
Westpac Bank Corporate (general/ non-construction) Credit Facility (NZ) (1)	23,223	—	23,223	—	23,223
Westpac Bank Corporate (construction) Credit Facility (NZ) (1)	11,943	—	11,943	11,943	—
Total	$200,799	$99,713	$101,086	$43,591	$57,495

(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of September 30, 2018.

The $43.6 million representing borrowings restricted for capital projects is composed of the $31.7 million and $11.9 million unused capacity for the Union Square development and construction funding for New Zealand operations, respectively.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Trust Preferred Securities - On October 11, 2018, Reading secured a waiver that provides significant additional financial flexibility through the elimination of financial covenants with respect to our Trust Preferred Securities through the end of the term loan in consideration of payments totaling $1.6 million, consisting of an initial payment of $1.1 million paid on October 31, 2018, and a contractual obligation to pay $270,000 in October 2021 and $225,000 in October 2025.

Minetta/Orpheum Loan - On October 12, 2018, the Minetta and Orpheum Theatres loan of $7.5 million has increased to $8.0 million and the maturity extended to November 1, 2023.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release, as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters – while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the Derivative litigation and related matters, to resolve Mr. Cotter, Jr.’s claims relating to his termination, and to protect our Company’s interests, and that of our stockholders in light of Mr. Cotter, Jr.’s efforts to effect a change of control of our Company. For this reason, we believe these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

In cases of property sales, we have not made adjustments for any gains, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2018	2017	2018	2017
Net Income	$1,297	$1,577	$9,405	$23,677
Add: Interest expense, net	1,748	1,663	5,132	5,310
Add: Income tax expense	1,482	750	4,618	8,316
Add: Depreciation and amortization	5,829	4,137	16,705	12,124
Adjustment for infrequent events and discontinued operations	—	—	—	—
EBITDA	$10,356	$8,127	$35,860	$49,427
Adjustments for:
Gain on insurance recoveries	—	—	—	(9,217)
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	505	82	3,146	1,115
Adjusted EBITDA	$10,861	$8,209	$39,006	$41,325

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on November 9, 2018, that will feature prepared remarks from Ellen Cotter, Chief Executive Officer; Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on November 8, 2018 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectations will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings and other improvements;
o	service disruption during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2018;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control. Such factors can be, changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2017.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017(1)	2018	2017(1)
Revenue
Cinema	$70,671	$62,059	$223,109	$196,062
Real estate	3,590	4,057	11,286	11,975
Total revenue	74,261	66,116	234,395	208,037
Costs and expenses
Cinema	(54,929)	(49,591)	(170,183)	(153,512)
Real estate	(2,475)	(2,881)	(7,408)	(7,258)
Depreciation and amortization	(5,829)	(4,137)	(16,705)	(12,124)
General and administrative	(6,489)	(5,840)	(21,250)	(18,131)
Total costs and expenses	(69,722)	(62,449)	(215,546)	(191,025)
Operating income	4,539	3,667	18,849	17,012
Interest expense, net	(1,748)	(1,663)	(5,132)	(5,310)
Gain on sale of assets	—	—	—	9,417
Gain on insurance recoveries	—	—	—	9,217
Other (expense) income	(130)	89	(273)	937
Income before income tax expense and equity earnings of unconsolidated joint ventures	2,661	2,093	13,444	31,273
Equity earnings of unconsolidated joint ventures	80	136	667	654
Income before income taxes	2,741	2,229	14,111	31,927
Income tax expense	(1,482)	(750)	(4,618)	(8,316)
Net income	$1,259	$1,479	$9,493	$23,611
Less: net income attributable to noncontrolling interests	(38)	(98)	88	(66)
Net income attributable to Reading International, Inc. common shareholders	$1,297	$1,577	$9,405	$23,677
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.06	$0.07	$0.41	$1.02
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.06	$0.07	$0.41	$1.01
Weighted average number of shares outstanding–basic	23,006,040	22,968,017	22,988,227	23,101,619
Weighted average number of shares outstanding–diluted	23,197,924	23,212,632	23,185,021	23,346,234

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$15,714	$13,668
Receivables	7,306	13,050
Inventory	1,231	1,432
Prepaid and other current assets	5,393	5,325
Total current assets	29,644	33,475
Operating property, net	261,139	264,724
Investment and development property, net	80,086	61,254
Investment in unconsolidated joint ventures	5,045	5,304
Goodwill	19,444	20,276
Intangible assets, net	7,484	8,542
Deferred tax asset, net	25,285	24,746
Other assets	7,530	5,082
Total assets	$435,657	$423,403
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$26,258	$34,359
Film rent payable	6,890	13,511
Debt – current portion	3,175	8,109
Taxes payable – current	1,877	2,938
Deferred current revenue	6,796	9,850
Other current liabilities	9,274	11,679
Total current liabilities	54,270	80,446
Debt – long-term portion	133,231	94,862
Subordinated debt, net	27,584	27,554
Noncurrent tax liabilities	12,437	12,274
Other liabilities	28,272	26,649
Total liabilities	255,794	241,785
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,128,463 issued and 21,336,551 outstanding at September 30, 2018 and 33,019,565 issued and 21,251,291 outstanding at December 31, 2017	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2018 and December 31, 2017	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	147,059	145,898
Retained earnings	42,655	33,056
Treasury shares	(23,303)	(22,906)
Accumulated other comprehensive income	8,843	20,991
Total Reading International, Inc. stockholders’ equity	175,503	177,287
Noncontrolling interests	4,360	4,331
Total stockholders’ equity	179,863	181,618
Total liabilities and stockholders’ equity	$435,657	$423,403